Exhibit 10.4

OPTION/PURCHASE AGREEMENT

DATED:	As of September 14, 2015

COMPANY:	MJW Media, LLC
[ADDRESS]

OWNER:	Leia Kaushik
16483 NW Vetter Dr.
Portland, OR 97229

PROPERTY:	The two (2) published novels written by Owner entitled “Mate Finder Book 1” and “Devi: Mate Finder Book 2,” respectively, and one (1) untitled unpublished sequel thereto (“Mate Finder Book 3”) to be written by Owner (collectively, the “Books”).

The following sets forth the terms and conditions of the agreement (“Agreement”) between Company and Owner in connection with Company’s option to acquire all right, title and interest in and to the motion picture and television rights (and all ancillary and subsidiary rights thereto) to the Property. All of Owner’s rights of every kind and nature in and to the Books and the title, themes, stories, dialogue, sketches, drawings, artwork, illustrations and any other literary or intellectual property underlying, depicted or reproduced in the Books, and the characters therein, and all translations, adaptations, reissues and versions thereof, whether now existing or hereafter created, are herein referred to collectively as the “Property.”

1.           OPTION:

(a)          Rights Granted: Owner hereby grants to Company the exclusive and irrevocable option (“Option”) to acquire the “Rights” (as defined in Paragraph 7 below).

(b)          Option Period: The Option may be exercised by written notice given at any time commencing on the date hereof and expiring eighteen (18) months thereafter (the “Option Period”).

(c)          Option Period Consideration: In consideration of Owner’s grant to Company of the Option, Company shall pay Owner the amount of Thirty Thousand Dollars ($30,000) (the “Option Payment”), payable within five (5) business days following signature hereof by Owner, which such Option Payment shall be not applicable against the “Purchase Price” set forth in Paragraph 2 below.

2.           OPTION EXERCISE/PURCHASE PRICE: Upon Company’s exercise of the Option, Company automatically and irrevocably shall own and be vested with the Rights (as defined and set forth in Paragraph 7 below). Upon such exercise, the “Purchase Price” (as defined herein) shall be paid to Owner. The Purchase Price shall be an amount equal to Three Percent (3%) of the All-In Budget (as defined below) with a “floor” of Five Hundred Thousand Dollars ($500,000). The Option may be exercised only prior to the expiration of the Option Period by written notice to Owner and payment of the Purchase Price as set forth herein. Notwithstanding the foregoing, if Company commences formal pre-production on the first feature-length theatrical motion picture based upon the Property pursuant to the rights granted hereunder (“Initial Picture”) prior to exercising the Option, the Option shall he deemed to have been exercised as of the date of commencement of formal pre-production of such production.

In connection with this Paragraph 2, Company shall provide Owner with a copy of the top sheet of the All-In Budget (as defined below) within one (1) day of the commencement of principal photography of the Initial Picture. The “All-In Budget” shall be defined as the total budget of the Initial Picture. The Purchase Price shall be payable as follows: (a) One Hundred Thousand Dollars ($100,000) upon exercise of the Option or commencement of formal pre-production, whichever occurs first, (b) the balance of the Purchase Price shall be paid in two equal installments as follows: (i) fifty percent (50%) upon the end of the first week of principal photography on the Initial Picture, and (ii) fifty percent upon the conclusion of principal photography. For the avoidance of doubt, the Initial Picture must be based upon “Mate Finder Book 1.”

3.           EXECUTIVE PRODUCER/CONSULTING SERVICES: Upon payment of the Option Payment as set forth above, Company shall use good faith efforts to expeditiously engage a screenwriter to commence writing the first draft of the screenplay for the Initial Picture, and Owner shall render as-available, telephonic consulting services in connection therewith (e.g., collaborating with the screenwriters) in the development of the screenplay by providing feedback and input relating thereto). Upon delivery of such first draft screenplay, Company shall pay Owner the sum of Fifty Thousand Dollars (550,000) (“Consulting Fee”). The Consulting Fee shall not be applicable against the Purchase Price or any other monies payable to Owner hereunder. Subject to Company (or Company’s assignee, designee or licensee) timely commencing principal photography on a motion picture based upon Devi: Mate Finder Book 2 and Mate Finder Book 3, respectively, as set forth in Paragraph 14 below, the provisions of this Paragraph 3 shall apply thereto, as applicable.

4.           CONTINGENT COMPENSATION: Owner shall be entitled to Three Percent (3%) of One hundred Percent (100%) of the profits of the Initial Picture, with the definition, computation and payment of which to be no kiss favorable than the definition, computation and payment of profits accorded to Company, any affiliate, parent or subsidiary thereof, or any of the principals of any of the foregoing (“Contingent Compensation”). If any collection account management agreement is established for the Initial Picture, Owner shall be added as a party thereto.

5.           MERCHANDISING ROYALTY: Company will pay to Owner a separate, non-cross-collateralized merchandising royalty in the amount of One Percent (1%) of the wholesale price in connection with the distribution of any units of licensed products covered by this Agreement Company to provide Owner with customary audit and accounting rights with respect to said merchandising royalty.

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6.           AUDIT & ACCOUNTING RIGHTS:

A.           Books of account in respect of the production and distribution of the Initial Picture (which books of account are hereinafter referred to as “Records”) shall he kept at Company’s principal offices. Company shall render and provide to Owner customary accounting statements as follows: on a quarterly basis for the first two (2) years after the general commercial release of the Initial Picture; on a semi-annual basis for the following two (2) years; and annually thereafter.

B.           Owner may, at her own expense, audit the applicable Records at the aforesaid offices in order to verify cost and earning statements rendered hereunder. In the event an audit reveals an underpayment by Company of five percent (5%) or more of the Contingent Compensation as set forth in Paragraphs 4 and 5 above, Company shall reimburse Owner for Owner’s auditing costs in connection therewith.

7.           GRANT OF RIGHTS: Upon Company’s exercise of the Option and payment of the Purchase Price, Owner hereby specifically and irrevocably sells, grants, conveys, and assigns to Company exclusively, in perpetuity and throughout the universe, all right, title and interest of every kind and nature whatsoever now known or unknown in and to the Property (all of the foregoing being collectively referred to as the “Rights”), subject only to the Reserved Rights (as defined and set forth in Paragraph 8 below). Without limiting the generality of the foregoing, the Rights in the Property herein granted include the right to develop and produce any number of audiovisual works of all types now known or hereafter devised, and prequels and sequels thereto, and remake’s thereof and all other types of derivative works based upon or adapted from all or any part of the Property (including, without limitation feature films, television movies, television series, other television productions, direct to video productions, intermit and interactive productions), and all allied, ancillary and subsidiary rights (including, without limitation, music and music publishing, soundtrack album and phonograph record, merchandising, video and computer games [including, without limitation, games in all formats, media and platforms now known or hereafter devised], stage, theme park, studio tour, still photograph and artwork, film clip, “making of” productions, and the right to manufacture copies thereof, and to distribute, sell vend, lease, license, exhibit, transmit, broadcast, project, reproduce, publish, use, perform, advertise, publicize, market, exploit, turn to account and derive revenue in any form or matter therefrom, without any territorial restrictions whatsoever, in all languages, by any and all media, methods, systems and processes now or hereafter known, invented, used or contemplated, including, without limitation, any form of theatrical, non-theatrical, television, home and electronic and digital video, internet, video-on-demand, mobile, wireless and computer-assisted media (including, but not limited to CD-ROM, CD-I and other disc systems, interactive media and multi-media and any other devises or methods now existing or hereafter devised).

8.           RESERVED RIGHTS: Owner reserves the following rights (the “Reserved Rights”) in the Property, subject to the terms and conditions set forth below:

(a)          Publishing Rights: The following publishing rights in the Property, except that Company shall have the right to publish excerpts from and summaries of the Property, or any motion picture or other versions thereof based upon the Property, for the purpose of advertising and/or publicizing any work produced pursuant to the Rights and the right to publish souvenir booklets and “making-of-the-movie” and “coffee-table” type books relating to the Initial Picture, provided that such publications shall not contain excerpts or summaries in excess of seven thousand five hundred (7,500) words.

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(i)          Print Editions: The right to publish print editions of the Property in book form, whether hardcover or softcover and in magazines or other periodicals, whether in installments or otherwise.

(ii)         Recorded Reading: The right to publish recorded readings by a single or dual narrator(s) of the text of published print editions of the Property in the form of audiocassettes, audiodiscs or similar audio-only devices individually purchased by the end-user.

(iii)        Electronically Read Editions: The right to publish the text of published print editions of the Property in the form of Kindle, CD-ROM, videocassette tape or similar electronically read devices individually purchased by the end-user. Such electronically read editions may contain non-dramatized moving pictures and non-narrative audio tracks.

(b)          Live Television Rights: The right to telecast “live” directly from the performance to the audience any adaptation of the Property (provided, however, that such adaptations do not infringe upon any motion picture or other production produced hereunder), the performance not having been recorded on film, tape, wire, digital media, or other substance or device whatsoever, except for library or archival purposes.

(c)          Stage Rights: All live dramatic stage (including musicals) rights in the Property.

(d)          Radio Rights: The right to broadcast the Property by sound.

(e)          Authorized Written Sequels: Subject to subparagraph (f) below, the right to cause to be written and published printed versions of “Authorized Written Sequels” (as defined below) to the Property, whether hardcover or softcover and in magazines or other periodicals, whether in installments or otherwise. An “Authorized Written Sequel” is a work of authorship, whether created by, authorized by or under license from Owner before or after the creation of the Property, using one or more of the characters appearing in the Property participating in different events from those found in the Property.

(f)           First Negotiation & Matching Rights: During the Option Period, and, if the Option is timely exercised and the Purchase Price timely paid, thereafter, if Owner desires to dispose of the motion picture, television and allied rights (other than publication rights, live dramatic stage, non dramatic radio rights and/or live recital rights) in and to any of the rights reserved to Owner in subparagraph (e) above, Owner shall give Company written notice thereof and Company shall have the right of first negotiation and first refusal to acquire such motion picture, television and allied rights thereto.

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9.           FEATURE LENGTH SEQUELS: Subject to Paragraph 14 below, if one (1) or more feature-length sequel or prequel motion pictures based upon the Property or the Initial Picture arc produced by Company (or its assignee, designee, licensee or successor), Owner shall be paid no later than commencement of principal photography on such production a Purchase Price: (i) with respect to the first such production following the Initial Picture (“First Sequel”), an amount equal to three and one-third percent (3-1/3%) of the All-In Budget of such First Sequel with a “floor” of Seven Hundred Fifty Thousand dollars ($750,000) and a rate of percentage participation in the profits of such production equal to 125% of the rate of contingent compensation payable to Owner pursuant to Paragraph 4 above, and (ii) with respect to the immediately succeeding motion picture following the First Sequel based upon the Property, the initial Picture or the First Sequel (“Second Sequel”), an amount equal to three and two-thirds percent (3-2/3%) of the All-In Budget of the Second Sequel with a “floor” of One Million Dollars ($1,000,000), and a rate of percentage participation in the profits of such production equal to 125% of the rate of contingent compensation payable to Owner pursuant to Paragraph 4 above. Profits for the First Sequel and Second Sequel shall be defined, calculated and paid for such production as they are defined, calculated and paid in connection with this Agreement. With respect to all feature length sequel or prequel motion pictures based on the Property or any sequel or prequel thereto (or sequel/prequel based on a sequel/prequel), Owner shall be paid an amount equal to 125% of previous Purchase Price paid pursuant to this Paragraph 9 and a rate of percentage participation in the profits of such production equal to 150% of the rate of contingent compensation payable to Owner pursuant to Paragraph 4 above, defined, calculated and paid in connection with this Agreement

10.         REPRESENTATIONS AND WARRANTIES:

(a)          Owner. Owner represents and warrants that Owner has the right to enter into this Agreement and to fully perform all of her obligations hereunder.

(b)          Company. Company hereby represents and warrants to Owner that Company has the right to enter into this Agreement and to fully perform all of its obligations hereunder

11.         INDEMNITY:

(a)          Owner Indemnity: Owner shall indemnify and hold harmless Company, its parent, subsidiaries, successors, licensees and assigns and any of their agents, employees, officers, directors or representatives from and against any and all liability, damages, costs and expenses, including, without limitation, reasonable outside attorneys’ fees and costs, incurred by Company as a result of any third party claim or action arising from a breach of any of Owner’s representations, warranties and agreements herein.

(b)          Company Indemnity: Company shall defend, indemnify and hold harmless Owner from and against any and all liability, damages, costs and expenses, including, without limitation, reasonable outside attorneys’ fees and costs, incurred by Owner (other than with respect to any settlement entered into without Company’s written consent or claim to which Company has not been notified) as a result of any third party claim or action arising from Company’s breach of any representation, warranty or agreement of Company hereunder and/or Company’s development, production, distribution and/or exploitation of the Initial Picture or any clement thereof and shall provide Owner with a defense (with counsel of Company’s choice).

12.         E&O/GENERAL LIABILITY INSURANCE: Owner shall be added as an additional insured on Company’s errors-and-omissions and general liability insurance policies for the Initial Picture and all sequels thereto, if any.

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13.         ASSIGNMENT: Company may assign, license and delegate this Agreement (in whole or in part) to any person or entity. In the event of any assignment, license or delegation of this Agreement or of Company’s rights hereunder and provided the assignee assumes in writing all of Company’s obligations hereunder as of the date of such assignment and further provided such assignee is a “major” or “mini-major” production and/or distribution company, national network or similarly financially responsible party or any party which controls, is controlled by or is under common control with Company or which through merger, consolidation or acquisition succeeds to substantially all of the assets of Company, Company shall remain secondarily liable hereunder.

14.         REVERSION: In the event principal photography of the Initial Picture does not commence within five (5) years following the exercise of the Option, then all rights in and to the Property shall revert to Owner and Owner shall have no further obligations to Company hereunder. In the event that the Option is exercised and principal photography of the Initial Picture commences within the aforesaid five (5) year period, if Company (or Company’s assignee, designee or licensee) has not commenced principal photography on a motion picture based upon Devi: Mate Finder Book 2 within three (3) years of the initial commercial release of the Initial Picture, then all rights in and to the Devi: Mate Finder Book 2 and Mate Finder Book 3 shall revert to Owner and Owner shall have no further obligations to Company hereunder. Such reversion shall be “rolling” (i.e., in the event Company has not commenced principal photography on a sequel or prequel within three (3) years of the immediately preceding sequel or prequel, then all rights to produce and distribute future audio-visual productions as contemplated herein shall revert to Owner).

15.         CREDIT: Owner shall be accorded the following credit in connection with each motion picture and television production based upon the Property produced hereunder, as follows:

(a)          Source Material.

(i)          On Screen: In the main titles, on a separate card, in the same size, style font and duration used to accord credit to any screenwriter(s), on the card immediately preceding the “screenplay by” or “written by” card, in the following form:

(A)         If the title is the same as the Property, “Based on the Book by Leia Stone;” or

(B)         lithe title is different than the Property, “Based on the Book [applicable book title] by Leia Stone.”

(ii)         Paid Advertising: Owner shall be accorded credit in paid advertising for the application production in the same size, style and font that is used to accord credit to any screenwriter writer(s), immediately preceding the “screenplay by” credit in the billing block, and in the form applicable under (a) above.

(iii)        Excluded Advertising: If any screenwriter(s) is (are) accorded credit in any excluded advertising for the applicable production (including videocassettes, videodiscs, DVDs and other home entertainment devices and the covers, packages, containers or jackets therefor), Owner shall be accorded credit in such excluded advertising, in the same size, style and font as that of any such screenwriter(s) therein.

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(b)          Executive Producing.

(i)          On Screen: In the main titles, on a card to be shared with not more than two (2) other executive producers, in the same size, style font and duration used to accord credit to any other executive producers.

(ii)         Paid Advertising: Owner shall be accorded credit in paid advertising for the Initial Picture in the same size, style and font that is used to accord credit to any other executive producers on the Initial Picture, in the same position as on-screen.

(iii)        Excluded Advertising: If any other executive producers are accorded credit any excluded advertising for the applicable production (including videocassettes, videodiscs, DVDs and other home entertainment devices and the covers, packages, containers or jackets therefor), Owner shall be accorded credit in such excluded advertising, in the same size, style and font as that of any other executive producer(s) therein.

16.         SUBSEQUENT PRODUCTIONS (REMAKES/TELEVISION): If a feature length remake motion picture or television or digital sequel, prequel or remake motion picture or series based upon the Property or any sequel or prequel thereto is produced, then Owner shall be entitled to the following royalties with respect to the applicable production specified below:

(i)          Theatrical Remake: One-half (1/2) of the aggregate compensation actually paid to Owner pursuant to Paragraph 4 above and a percentage amount equal to one-half (1/2) of the percentage amount to which Owner was entitled pursuant to Paragraph 5 above.

(ii)         Television/Digital Series: The following royalties are payable for each episode of a television or digital series based upon the Property or any sequel or prequel thereto, as produced for a particular broadcast season:

Running Time	Payment

30 minutes (or less)	$3,250

60 minutes (or less, but in excess of 30 minutes)	$4,250

more than 60 minutes	$5,250

If Company, in its sole discretion, produces a so-called “generic” spinoff series based upon a television series which is based upon the Property or any sequel thereto, then Owner shall be entitled to receive an amount equal to fifty percent (50%) of the applicable amount set forth above, for each so-called “generic” spin-off series. A “generic” spin-off series is a series in which a central character in a continuing role was created by Owner and appeared in the original series based thereon. With respect to so-called “planted spin-off” television series, the payment therefor shall be twenty-five percent (25%) of the respective royalties set forth above. A “planted” spinoff series is a spinoff from the original series in which no central character in the Property or the original series appears in a continuing role in the spinoff series.

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(iii)        Reruns and Royalties: Twenty percent (20%) of the applicable royalty set forth in Paragraph 16(ii) shall be payable for each of the first five (5) network reruns in the combined territory of the United States and Canada.

(iv)        Movie-of-the-Week and Mini-Series: Ten Thousand Dollars ($10,000) for each of the first two (2) hours of running time, Ten Thousand Dollars ($10,000) for each additional hour thereafter (pro-rated for any partial hour), not to exceed a maximum of One Hundred Fifty Thousand Dollars ($150,000), regardless of running time (the applicable foregoing amount being the “MOW Royalty”), provided that the MOW Royalty shall be reduced by fifty percent (50%) for a broadcast not on U.S. national network television and/or not on U.S. primetime television. In the event such MOW or Mini-Series is initially released theatrically in the United States, Company shall pay Owner an additional sum equal to one hundred percent (100%) of the MOW Royalty, if theatrically released outside the United States prior or subsequent to its initial broadcast on prime-time free network television in the United States, an additional sum equal to fifty percent (50%) of the MOW Royalty; and if theatrically released in the United States subsequent to its initial broadcast on prime-time free network television in the United States, an additional sum equal to fifty percent (50%) the MOW Royalty. In no event shall the amount due for theatrical release hereunder exceed one hundred percent (100%) of the MOW Royalty.

(v)         Time and Frequency of Payment: Theatrical payments due under this Paragraph 16 shall be payable within ten (10) business days of the commencement of principal photography. Television payments shall he payable within thirty (30) days after initial United States broadcast.

17.         DVD/BLU-RAY/SOUNDTRACK: Owner shall be provided with two (2) DVD and/or Blu-Ray copies of the Initial Picture and all sequels thereto as well as two (2) copies of the soundtrack album for the Initial Picture and all sequels thereto (if any) as and when the same are first commercially available.

18.         PREMIERES: Owner shall be provided with two (2) invitations for Owner and two (2) guests to all major celebrity premieres and to all major festivals in which the Initial Picture is in competition or showcased (along with all other sequels thereto) and Owner and Owner’s guest shall be provided with travel, accommodations and expenses to all such major celebrity premieres and major festivals on a no less favorable basis than that accorded to the director of the Initial Picture.

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19.         MISCELLANEOUS:

(a)          Entire Understanding/Severability/Counterparts: This Agreement expresses the entire understanding of the parties hereto and replaces any and all former agreements or understandings, written or oral, relating to the subject matter hereof. This Agreement may not be modified except by a written instrument signed by the parties. Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and if there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, regulation or provision of any applicable collective bargaining agreement contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event, the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to make it consistent with such legal requirements or provisions. This Agreement may be signed in counterpart, each of which shall be deemed an original, but all of which together shall constitute the Agreement.

(b)          Third Party Beneficiaries: This Agreement is not made and shall not inure to the benefit of any person not a party hereto and does not create, and shall not, be construed as creating, any rights enforceable by any person, partnership, corporation, or other entity not a signatory to this Agreement

(c)          Construction: For purposes of construction, this Agreement shall be deemed to have been jointly drafted by all parties hereto and any ambiguities shall not be construed against any party.

(d)          Governing Law/Dispute Resolution: This Agreement shall be governed by the laws of the State of California applicable to agreements entered into and to be wholly performed therein. The parties hereby agree to submit any disputes or controversies relating to (a) the validity and interpretation of this Agreement, (b) the performance by the parties of their respective obligations hereunder, and (c) all other causes of action (whether sounding in contract or tort) arising out of or relating to this Agreement or the termination of this Agreement, to binding arbitration in Los Angeles, California. The arbitration shall be initiated and conducted according to either the JAMS Streamlined (for claims under $250,000) or the JAMS Comprehensive (for claims over $250,000) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure, at the Los Angela office of JAMS, or its successor (“JAMS”) in effect at the time the request for arbitration is made (the “Arbitration Rules”). The arbitration shall be before a single neutral arbitrator appointed in accordance with the Arbitration Rules. The arbitrator shall follow the law of the State of California and the Federal Rules of Evidence in adjudicating the dispute. The parties waive the right to seek punitive damages and the arbitrator shall have no authority to award such damages. The arbitrator will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to confirm, correct or vacate the award. Unless the parties agree otherwise, the neutral arbitrator and the members of any appeal panel shall be former or retired judges or justices of any California state or federal court with experience in matters involving the entertainment industry. Judgment upon the award may be entered in any court of competent jurisdiction. The parties shall be responsible for payment of their own attorneys’ fees in connection with any proceedings under this Paragraph 19, although the arbitrator shall have the right to require the losing party to pay the reasonable outside attorneys’ fees of the prevailing party. The pursuit by either party of any remedy under this Agreement or otherwise shall not be deemed a waiver by either party of any other or different remedy which may be available to each such party under this Agreement or otherwise, either at law or in equity.

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(e)          Relationship of the Parties: This Agreement is not a partnership between or joint venture by the parties hereto and neither party is the agent of the other. Captions and organization are for convenience only and shall not be used to construe meaning.

(f)           Notices/Payments: All notices shall be in writing, and shall be sent to the addresses set forth above (subject to changes of which the parties are notified in writing). Notices shall be given by personal delivery, overnight courier, facsimile or by registered or certified mail (postage prepaid), and shall be deemed given on the date delivered or faxed, one (1) business day after a notice is sent by overnight courier, or three (3) business days after the date mailed. The time to respond to notices given during the week in between Christmas Eve and New Year’s Day shall be tolled until five (5) business days following New Year’s Day. Courtesy copies of notices sent to Owner shall be sent to: Stutz Law Corp., 9100 Wilshire Boulevard, Suite 401-E, Beverly Hills, CA 90212, Fax: (310) 388-1342, Attention: Dan Stutz, Esq. Payments shall be made by check payable to the order of Owner and sent to Owner at the address above. All payments shall be deemed made when placed in U.S. mail, or sent by courier or messenger. All payments due hereunder shall be in United States Dollars and sent to Owner.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first set forth above.

MJW MEDIA, LLC

By:	/s/ Michael Witherill

Its:

ACCEPTED AND AGREED:

/s/ Leia Kaushik
LEIA KAUSHIK

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SHORT FORM OPTION EXTENSION

DATED:	As of May 5, 2017

COMPANY:	MJW Media, Inc.
1166 E. Warner Rd. #101-B
Gilbert, AZ 85296

OWNER:	Leia Kaushik
16483 NW Vetter Dr.
Portland, OR 97229

PROPERTY:	The two (2) published novels written by Owner entitled “Mate Finder Book 1” and “Devi: Mate Finder Book 2,” respectively, and one (1) untitled unpublished sequel thereto (“Mate Finder Book 3”) to be written by Owner (collectively, the “Books”).

In reference to the “Option/Purchase Agreement” executed on September 14, 2015, Owner and Company wish to extend the option period of the Property for an additional Two (2) Years from the date of the execution of this Short Form Option Extension.

Terms of Extension:

(a)          Rights Granted: Owner hereby grants to Company the exclusive and irrevocable option (“Option”) to acquire the “Rights” (as previously defined in the “Option/Purchase Agreement”).

(b)          Option Period: The Option may be exercised by written notice given at any time commencing on the date hereof and expiring Two (2) Years thereafter (the “Option Period”).

(c)          Option Period Consideration: In consideration of Owner’s grant to Company of the Option, Company shall pay Owner the amount of Ten Thousand Dollars ($10,000) on June 1, 2017 and Ten Thousand Dollars ($10,000) on July 1, 2017 (the “Option Payment”), following the signature hereof by Owner, which such Option Payment shall be not applicable against the “Purchase Price” set forth in Paragraph 2 of the “Option/Purchase Agreement”.

(d)          For the avoidance of doubt, all other terms, excluding the option period of the “Option/Purchase Agreement” will remain in affect throughout the life of the Short Form Option Extension.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first set forth above.

ACCEPTED AND AGREED:

OWNER:

/s/ Leia Kaushik
LEIA KAUSHIK

MJW MEDIA, INC

/s/ Michael Witherill
MICHAEL J. WITHERILL
It’s Manager

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